Exhibit 99.1

FINAL

Bidz.com, Inc. Announces Strong Financial Results for the Second Quarter 2008 and Exceeds Guidance

•      Second quarter revenues increase 40.5% year-over-year to $55.0 million

•      Second quarter pre-tax income increases 70.3% year-over-year to $6.3 million

•      Exceed guidance for sixth consecutive quarter

•      Raise revenue guidance to $240-$245 million and profit before tax guidance to $26.0-27.5 million for full year 2008

•      Raise EPS guidance by $0.04 to $0.56-$0.59 for full year 2008

LOS ANGELES, CA, August 5, 2008 —Bidz.com, Inc. (NASDAQ: BIDZ), a leading online retailer of jewelry today reported strong financial results for the three months ended June 30, 2008, exceeding its previous guidance and continuing a trend of exceeding its forecasts. The Company has demonstrated its ability to provide good guidance and have visibility into its business.

Net revenues for the second quarter of 2008 were $55.0 million, a 40.5% increase compared with $39.1 million reported in the second quarter of 2007. The substantial increase was due to the continued demand for the Company’s jewelry products, and increases in the number of new buyers, selling price per order, average items sold per day, customer traffic, and gross margin dollars per order. The Company also strategically sold $8.4 million of wholesale (B2B) merchandise in the second quarter of 2008. The Company expects that it will continue to primarily sell inventory through its online auctions, but will continue to have some B2B revenues as well.

	Three months ended
	June 30,
Auction Metrics	2008	2007	Change
Number of new buyers	64,882	53,637	21.0%
Average selling price per order (gross)	$183	$171	7.0%
Average orders per day	3,023	2,678	12.9%
Average items sold per day	10,082	8,678	16.2%
Acquisition cost per new buyer	$48	$38	26.3%
Gross Margin $per average order	$51	$48	7.4%

“We are extremely pleased with our continued very strong financial performance, as well as the progress we have made in our key metrics, such as average selling price per order, average orders per day, average items sold per day, and number of new buyers, all of which have improved on a year over year basis,” said David Zinberg, President and Chief Executive Officer of Bidz.com. “Our core auction business continues to see significant organic and profitable growth, both domestically, and especially internationally. Additionally, we were able to successfully win a significant bankruptcy auction, and add some incremental B2B sales. We remain intensely committed to meeting our profit objectives.”

David Zinberg continued, “There is still a tremendous opportunity for us to capture a larger share of the global jewelry market, which is expected to reach $213 billion worldwide by 2010.  We have many initiatives in place for growth, including additional translations of our website into other languages and further development of our newer initiatives, such as Buyz.com, our online retail store.  We believe that these new initiatives will provide a foundation for even stronger revenue and earnings growth once the economy begins to improve.”

Recent Key Developments:

•      As of July 31, 2008 the Company spent a total of $8.8 million to repurchase 1,024,000 shares at an average price of $8.58

•      In the second quarter of 2008, the Company spent approximately $3.2 million to repurchase 351,000 shares at an average price of $8.99

•      The Company launched a Spanish language version of its online auction site in May

•      The Company was added to the Russell 2000, 3000, Microcap and Global Indices on June 27, 2008

•      The Company acquired a $23.9 million lot of finished jewelry in the bankruptcy auction of LID Ltd., one of the world’s largest manufacturers of diamond jewelry

•      The Company increased its second quarter international sales by 55.7% to $13.8 million

In the second quarter, gross profit increased 40.9% to $15.3 million from $10.9 million in the second quarter of 2007. Gross margin in the second quarter of 2008 was 27.9%, compared with 27.8% in the same period of 2007.

Operating expenses in the second quarter 2008 increased to $9.0 million compared to $7.1 million in the prior year period. Operating expenses leveraged positively as a percentage of sales and decreased to 16.3% compared with 18.2% in the prior year period. The absolute dollar increases were primarily due to the overall growth of the business and include increases in marketing campaigns, as well as payroll related expenses.

The Company’s pre-tax income for the second quarter of 2008 was $6.3 million, significantly exceeding its revised guidance of $4.5-$5.0 million, and compared to $3.7 million in the prior year period in 2007, an increase of 70.3%. The Company’s income tax expense increased to $2.7 million in the second quarter of 2008, from $763,000 in prior year period, and the effective tax rate increased to 42.3% from 20.7%. During 2007, the Company utilized all of its loss carry forwards and therefore became fully taxable in 2008. Net income for the second quarter of 2008 increased to $3.6 million, or $0.14 per fully diluted share on 25.7 million weighted average shares outstanding, compared to net income of $2.9 million, or $0.12 per fully diluted share on 24.1 million weighted average shares outstanding in the same period of 2007.

The Company’s revenues for the six months ended June 30, 2008 were $116.9 million, a 39.4% increase compared with $83.8 million reported for the six months ended 2007. Gross profit increased 51.6% to $33.4 million from $22.0 million in the six months ended June 30, 2007. Gross margin for the first half of 2008 was 28.5% versus 26.2% in the first half of 2007. Operating expense leverage improved for the first six months of 2008 as operating expenses were $19.3 million, or 16.5% of sales. In the same period in 2007, operating expenses were $14.6 million, or 17.4% of sales. Income from operations in the first six months of 2008 was $14.1 million or 12.0% of sales as compared to $7.4 million or 8.8% of sales in the same period a year ago.

The Company’s pre-tax income for the six months ended June 30, 2008 was $14.0 million,

nearly double the $7.2 million in the prior year period. The Company’s income tax expense income tax expense increased to $5.8 million in the six months ended June 30, 2008 from $858,000 in the prior year period, and the effective tax rate increased to 41.4% from 11.9%. Net income for the six months ended June 30, 2008 was $8.2 million, or $0.32 per fully diluted share on 25.8 million weighted average shares outstanding, compared to $6.4 million, or $0.27 per fully diluted share on 23.9 million weighted average shares outstanding, in the same period of 2007.

As of June 30, 2008, the Company had $618,000 in cash. Additionally, the Company has working capital of $31.7 million and no long-term debt. The company had $6 million outstanding on its $25 million line of credit, taking into account the purchase of $24 million of finished jewelry in the bankruptcy auction of LID Ltd. The Company believes it has more than sufficient liquidity to continue to successfully operate and grow its business for the foreseeable future.

The Company’s board of directors earlier approved a share repurchase program in the amount of $20 million and the Company has purchased and intends to continue to purchase shares of its stock from time to time whenever, in its opinion, the share price does not properly reflect the Company’s business results and future prospects. There is approximately $11.2 million remaining on the Company’s approved share repurchase plan. Management plans to continue to repurchase shares when it views the stock’s valuation as understated in the market.

Business Outlook/Guidance

The Company is introducing new revenue guidance for the third quarter of 2008 of $55-$58 million, pre-tax income of approximately $4.8-$5.2 million and, fully taxed GAAP EPS of $0.10-$0.11.

For the full year 2008, the Company is increasing its revenue and profit guidance. The Company’s revenue guidance range is increasing to $240-245 million from $225-$230 million, pre-tax income guidance to $26.0-$27.5 from $25.0-$26.0 million, fully taxed GAAP EPS to $0.56-$0.59 from $0.52-$0.55 and expects gross margins to remain at approximately 27-28%. The Company expects its effective tax rate for the full year of 2008 to be approximately 41%, and expects to end the year with approximately 27.5 million fully diluted shares outstanding.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (August 5, 2008) at 1:30 p.m., Pacific Time.  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com/.

For those unable to participate during the live broadcast, the webcast will be archived for 90 days and a replay will be available beginning Tuesday, August 5, 2008 at 7:30 p.m. ET, through August 19, 2008 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3900896.

Bidz.com Inc.

Bidz.com, founded in 1998, is an online retailer of jewelry. Bidz offers its products through a live auction format. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchase from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations:

ICR

Andrew Greenebaum or Patricia Dolmatsky, 310.954.1100

Media Relations:

ICR

Stephanie Sampiere, 646-277-1222 or Rich Layne, 646-277-1219

Lawrence Kong, CFO

Bidz.com, Inc.

310-280-7373

(Financials to follow)

FINANCIAL STATEMENTS

Bidz.com, Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	December 31,	June 30,
	2007	2008
		(Unaudited)
Assets
Current assets:
Cash	$4,808	$618
Accounts receivable	2,275	1,452
Inventories, net of reserves of $1,075 and $509 at December 31, 2007 and June 30, 2008, respectively	56,686	54,732
Other current assets	5,958	4,118
Total current assets	69,727	60,920
Property and equipment, net	1,323	1,401
Intangible asset	161	161
Deposits	104	104
Total assets	$71,315	$62,586

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$5,924	$5,597
Accounts payable (includes related party amounts of $5,050 and $2,336 at December 31, 2007 and June 30, 2008, respectively)	26,400	18,362
Accrued expenses	4,509	3,421
Deferred revenue	2,900	1,663
Total current liabilities	39,733	29,043

Commitments and contingencies (note 10)

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2007 and June 30, 2008, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 24,556,354 and 23,708,057 at December 31, 2007 and June 30, 2008, respectively	25	25
Additional paid in capital	35,875	29,232
Shares held in treasury, at cost; 100,000 and 54,000 shares at December 31, 2007 and June 30, 2008, respectively	(886)	(502)
Retained earnings (accumulated deficit)	(3,432)	4,788
Total stockholders’ equity	31,582	33,543

	$71,315	$62,586

Bidz.com, Inc.

Condensed Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Net revenue:
Merchandise sales	$39,049	$54,815	$83,688	$116,626
Other revenue	74	171	159	289
	39,123	54,986	83,847	116,915
Cost of revenue	28,249	39,668	61,845	83,561
Gross profit	10,874	15,318	22,002	33,354
Operating expenses:
General and administrative	4,985	5,680	9,828	11,587
Sales and marketing	2,019	3,131	4,619	7,330
Depreciation and amortization	113	172	187	334
Total operating expenses	7,117	8,983	14,634	19,251
Income from operations	3,757	6,335	7,368	14,103
Other income - interest income	3	10	4	23
Other expense - interest (expense)	(82)	(80)	(164)	(91)
Income before income tax expense	3,678	6,265	7,208	14,035
Income tax expense	763	2,650	858	5,815
Net income	$2,915	$3,615	$6,350	$8,220

Net income per share available to common shareholders - basic	$0.13	$0.15	$0.27	$0.34
Net income per share available to common shareholders - diluted	$0.12	$0.14	$0.27	$0.32
Weighted average number of shares outstanding - basic	23,272,386	23,828,186	23,259,260	24,183,225
Weighted average number of shares outstanding - diluted	24,147,118	25,739,058	23,892,554	25,822,351

Bidz.com, Inc.

Condensed Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2007	2008

Cash flows provided by (used for) operating activities:
Net income	$6,350	$8,220

Adjustments to reconcile net income to net cash rovided by (used for) operating activities:
Depreciation and amortization	187	334
Change in inventory reserve	329	(566)
Stock-based compensation	250	534
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	413	823
Inventories	8,832	2,520
Other current assets	231	1,840
Increase (decrease) in liabilities:
Accounts payable	(8,893)	(8,038)
Accrued expenses	427	(1,088)
Deferred revenue	(2,125)	(1,237)
Net cash provided by operating activities	6,001	3,342

Cash flows provided by (used for) investing activities:
Capital expenditures	(1,019)	(431)
Disposal of fixed assets	—	19
Net cash (used for) investing activities	(1,019)	(412)
Cash flows provided by (used for) financing activities:
Revolving credit line	(3,625)	(327)
Repurchase of common stock	—	(6,965)
Proceeds from exercise of stock options	67	130
Tax benefit from exercise of stock options	—	42
Net cash (used for) financing activities	(3,558)	(7,120)

Net increase (decrease) in cash	1,424	(4,190)
Cash, beginning of period	359	4,808
Cash, end of period	$1,783	$618

Supplemental disclosure of cash flow information:
Interest paid	$164	$91
Income taxes paid	$492	$6,472